CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                        AMALGAMATED ENTERTAINMENT, INC.


It is hereby certified that:

          1. The name of the corporation (hereinafter called the "Corporation") is Amalgamated Entertainment, Inc.

          2. The certificate of incorporation of the Corporation is hereby amended by adopting the following amendment authorized by directors' resolution and the written consent of the majority shareholder of the Corporation whom owns 3,000,000 of the 5,999,288 shares of outstanding common stock of the Corporation.

               RESOLVED, that the Company effect a revenge split of its outstanding voting securities on a basis of 1 for 30, effective as of the date of filing with the State of Delware, while retaining the current authorized capital and par value, with appropriate adjustments in the stated capital accounts and capital surplus accounts; provided, however, that no stockholder, computed on a per stockholder of record basis on the effective date, currently owning 100 or more shares shall be reduced to less than 100 shares as a result of the reverse split and that no stockholder owning less than 100 shares, on the per stockholder of record basis on the effective date hereof, shall be affected by the reverse split; such additional shares required to provide the minimum of 100 shares shall be conveyed to the Company by the consenting majority shareholder; and provided, further, that all fractional shares shall be rounded up to the nearest whole share, and that these shares for rounding to the nearest whole share, and that these shares for rounding to the nearest whole share shall be provided by the Corporation, as stated below, the reverse split will become effective as of the filing date of the Articles of Amendment with the state of Delaware; and

          3. The amendment of the certificate of incorporation herein certified have been duly adopted in accordance with provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

          The effective time of the amendments herein certified shall be the date of filing with Secretary of State of the State of Delaware.

Signed on /S/ 4-1-99                         /S/ JAMES P. DOOLIN
                                             James P. Doolin
                                             President and Director